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                                  Exhibit 21.1

                           Subsidiaries of the Company


Name of Subsidiary                           Jurisdiction
------------------                           ------------

Culver City Composites Corporation           Delaware

Carbon Design Partnership Limited            England

Siloxirane Composites Corp.                  Delaware

Grafalloy Corporation                        Delaware

AMT FSC Ltd.                                 U.S. Virgin Islands